Exhibit 3.9(a)

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of the 29th day of December 2022 (this "Agreement") is entered into by and among, Vestiage, Inc., a corporation organized under the laws of the State of Florida ("VEST" or “Buyer”), and Fun Fitness Corporation, a corporation organized under the laws of the State of Wyoming (“FFC or “Seller”), and Rhonda Keaveney (“Keaveney”) an individual residing in Arizona, majority shareholder of VEST and sole owner of FFC. VEST, FFN, and Keaveney are referred to singularly as a "Party" and collectively as the "Parties."

WHEREAS, Rhonda Keaveney is majority shareholder of VEST, holding approximately 80 percent (eighty) of the authorized capital shares of VEST;

WHEREAS, VEST wishes to acquire all 1,000,000 (one million) shares of issued and outstanding Preferred Stock of FFC (referred to hereinafter as the "FFC Shares") with the purpose of owning and operating FFC as a subsidiary; and

WHEREAS, Buyer and Seller propose to enter into this Agreement which provides, among other things, that the Seller will deliver the FFC Shares to VEST in exchange for a total of 500,000 (five hundred thousand) shares (the "Exchange Shares") of VEST’s restricted common stock (the "Share Exchange") as described in Section 2.01 of this Agreement, on the terms and conditions set forth herein and such additional items as more fully described in this Agreement.

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

"Affiliate"	with respect to any Party, a Person that directly or indirectly controls, is controlled by, or is under common control of such Party. For the purpose of this definition, "control" means (i) Ownership of more than ten percent (10%) of the voting shares of a Person or (ii) the right or ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement or otherwise;

"Business Day"	a day (other than a Saturday) on which banks in Oregon are open for business throughout their normal business hours;

"Closing"	the closing of the transactions contemplated by this Agreement;

"Completion"	completion of acquisition of the GLIF Shares by PIVN and issuance of the Exchange Shares (as such term is defined below) in accordance with the terms and conditions of this Agreement;

"Encumbrance"	any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, pre-emptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale- and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to "Encumbrances" shall be construed accordingly;

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"Exchange Act"	the US Securities Exchange Act of 1934;

"Person"	any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

"Securities Act"	the US Securities Act of 1933;

"SEC"	the US Securities and Exchange Commission;

"US"	United States of America;

"United States Dollars" or "US$"	United States dollars;

Section 1.01           Definitions. The following terms shall have the following respective meanings:

Section 1.02           Rules of Construction.

(a) Unless the context otherwise requires, as used in this Agreement: (i) "including" means "including, without limitation"; (ii) words in the singular include the plural; (iii) words in the plural include the singular; (iv) words applicable to one gender shall be construed to apply to each gender; (v) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (vi) the terms "Article," "Section" and "Schedule" shall refer to the specified Article, Section or Schedule of or to this Agreement and references to paragraphs shall refer to the relevant paragraph of a specified Schedule and (vii) the term "day" shall refer to calendar days.

(b) Titles and headings to Articles and Sections are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

THE SHARE EXCHANGE

Section 2.01           Share Exchange.

(a) Subject to and upon the terms and conditions of this Agreement, on the Closing Date (as defined hereafter), VEST shall acquire the FFC Shares from Seller with all of such interests acquired being free from all Encumbrances together with all rights now or hereafter attaching thereto.

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Section 2.02           Closing Location. The Closing of the Share Exchange and the other transactions contemplated by this Agreement will occur as soon as possible (the "Closing Date"), at the offices of VEST or electronically or at any other location as chosen by the Parties.

Section 2.03           FFC’S Closing Documents. At the Closing, FFC will tender to VEST:

(a) The stock ledger evidencing issuance of FFC shares in the name of Vestiage, Inc.;

(b) A resolution from FFC certifying that the conditions in Section 8.01(b) have been satisfied.

(c) Board and shareholder consents from VEST and FFC for the entry into, and consummation of this Agreement.

Section 2.04.          VEST's Closing Documents. At the Closing, VEST will tender to the FFC:

(a) A resolution of the Board of Directors of VEST in a form satisfactory to the FFC, acting reasonably, authorizing the execution and delivery of this Agreement by VEST; and the issuance of Exchange Shares to FFC;

(b) Share certificates, registered in the name of FFC representing the Exchange Shares; and

(c) A certificate executed by a duly appointed officer of VEST certifying that the conditions in Section 9.01(b) have been satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01           Each Party represents and warrants to the other Party that each of the warranties it makes is accurate in all respects and not misleading as at the date of this Agreement.

Section 3.02           Each Party undertakes to disclose in writing to the other Party anything which is or may constitute a breach of or be inconsistent with any of the warranties immediately upon the same coming to its notice at the time of and after Completion.

Section 3.03           Each Party agrees that each of the warranties it makes shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VESTIAGE, INC.

Section 4.01           Organization, Standing and Authority; Foreign Qualification. VEST is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to conduct its business as presently conducted and as proposed to be conducted and, should it be required, shall be duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 4.02           Corporate Authorization. The execution, delivery and performance by VEST of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of VEST, and this Agreement constitutes a valid and binding agreement of VEST. The Exchange Shares to be issued in accordance with this Agreement shall be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable.

Section 4.03           Capitalization. VEST's authorized capital stock, as of the Closing Date, shall consist of 20,000,000 authorized shares of common stock and 10,000,000 authorized shares of Preferred Series D stock, of which 58,078,235 common shares shall be issued and outstanding (excluding the Exchange Shares), and 300,000 shares of Convertible Series D Preferred Stock shall be issued and outstanding. All of such issued and outstanding shares of VEST's common stock and preferred stock are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of VEST’s common stock or any other security of VEST or any plan for any of the foregoing, except for conversion rights associated with certain convertible promissory notes, which are convertible into shares of VEST's common stock. VEST is not obligated to register the resale of any of its common stock on behalf of any shareholder of VEST under the Securities Act.

Section 4.04           Subsidiaries. VEST has no wholly owned subsidiaries.

Section 4.05           Articles of Incorporation and Bylaws. VEST has heretofore delivered, or at Closing VEST shall deliver, to FFC true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of the State of Florida and Bylaws or comparable instruments, certified by VEST's corporate secretary.

Section 4.06           No Conflict. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a) violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of VEST;

(b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which VEST is a party or by or to which either of its assets or properties, may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon VEST or upon the securities, assets or business of VEST;

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(d) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to VEST or to the securities, properties or business of VEST; or

(e) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by VEST.

Section 4.07           Litigation. There is no litigation, suit, proceeding, action or claim at law or in equity, pending or to VEST's best knowledge threatened against or affecting VEST or involving any of VEST's property or assets, before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment. VEST is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

Section 4.08           Compliance with Laws. To the best knowledge of VEST, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of VEST.

Section 4.09            True and Correct Copies. All documents furnished or caused to be furnished to FFC by VEST are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

Section 4.10           Contracts.

(a)  Except for the contracts set forth on Schedule 4.10 and excluding any obligation referenced in this Agreement, VEST is not a party to any:

(i)  contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $100,000 or more per annum, or providing for the payment of fees or other consideration in excess of $100,000 in the aggregate to any officer or director of VEST, or to any other entity in which VEST has an interest;

(ii)  contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days' or more notice;

(iii)  contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its or their assets or properties;

(iv)  contracts (including, without limitation, leases of real property) calling for an aggregate purchase price or payments in any one (1) year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts);

(v)  contracts relating to the acquisition by VEST of any operating business of, or the disposition of any operating business by, any other person;

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(vi)  executory contracts relating to the disposition or acquisition of any investment or of any interest in any person;

(vii) joint venture contracts or agreements;

(viii)  contracts under which VEST agrees to indemnify any party, other than in the ordinary course of business or in amounts not in excess of $100,000 or to share tax liability of any party;

(ix)  contracts containing covenants of VEST not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with VEST in any line of business or in any geographical area;

(x)  contracts for or relating to computers, computer equipment, computer software or computer services; or

(xi)  contracts relating to the borrowing of money by VEST or the direct or indirect guarantee by PIVN of any obligation for, or an agreement by VEST to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

(A) any contract with respect to lines of credit;

(B)  any contract to advance or supply funds to any other person other than in the ordinary course of business;

(C)  any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered;

(D)  any keep-well, make-whole or maintenance of working capital or earnings or similar contract; or

(E)  any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

(xii)  any other material contract whether or not made in the ordinary course of business.

Section 4.11           Operations of VEST. During the last ninety (90) days prior to the date hereof, VEST has not:

(b)  except for the issuance of fifty million of common stock in anticipation of the Share Exchange, and certain existing convertible notes payable; issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of its capital stock or any bonds, notes, debentures or other evidence or indebtedness;

(c)  declared or paid any dividends or declared or made any other distributions of any kind to its shareholders; or

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(d)  made any loan or advance to any of its shareholders or to any of its directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business.

Section 4.12           Material Information. This Agreement, the Schedules attached hereto and all other information provided, in writing, by VEST or representatives thereof to FFC, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions, which have not been disclosed to FFC in writing which, individually or in the aggregate, could have a material adverse effect on VEST or a material adverse effect on the ability of VEST to perform any of its obligations pursuant to this Agreement.

Section 4.13.          Brokerage. No broker or finder has acted, directly or indirectly, for VEST nor did VEST incur any finder's fee or other commission, in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FUN FITNESS CORPORATION

Section 5.01           Organization, Standing and Authority; Foreign Qualification. FFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to conduct its business as presently conducted and as proposed to be conducted and, should it be required, shall be duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 5.02           Corporate Authorization. The execution, delivery and performance by FFC of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of VEST, and this Agreement constitutes a valid and binding agreement of FFC. The Exchange Shares to be issued in accordance with this Agreement shall be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable.

Section 5.03           Capitalization. FFC's authorized capital stock, as of the Closing Date, shall consist of 101,000,000 authorized shares of common stock of which, 1,000,000, are authorized shares of preferred stock, of which 0 common shares shall be issued and outstanding (excluding the Exchange Shares), and 1,000,000 shares of Convertible Series A Preferred Stock shall be issued and outstanding. All of such issued and outstanding shares of FFC's common stock and preferred stock are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of FFC's common stock or any other security of FFC or any plan for any of the foregoing, except for conversion rights associated with certain convertible promissory notes, which are convertible into shares of FFC's common stock. FFC is not obligated to register the resale of any of its common stock on behalf of any shareholder of FFC under the Securities Act.

Section 5.04           Subsidiaries. FFC no partially or fully owned subsidiaries

Section 4.05           Articles of Incorporation and Bylaws. FFC has heretofore delivered, or at Closing VEST shall deliver, to FFC true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of the State of Nevada and Bylaws or comparable instruments, certified by FFC's corporate secretary.

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Section 5.06           No Conflict. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)  violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of FFC;

(b)  violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which FFC is a party or by or to which either of its assets or properties, may be bound or subject;

(c)  violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon FFC or upon the securities, assets or business of FFC;

(d)  violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to FFC or to the securities, properties or business of FFC; or

(e)  result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by FFC.

Section 5.07           Litigation. There is no litigation, suit, proceeding, action or claim at law or in equity, pending or to FFC's best knowledge threatened against or affecting FFC or involving any of FFC's property or assets, before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment. FFC is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

Section 5.08           Compliance with Laws. To the best knowledge of FFC, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of FFC.

Section 5.09           True and Correct Copies. All documents furnished or caused to be furnished to VEST by FFC are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

Section 5.10           Contracts.

(a)  Except for the contracts set forth on Schedule 5.10 and excluding any obligation referenced in this Agreement, FFC is not a party to any:

(i)  contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $100,000 or more per annum, or providing for the payment of fees or other consideration in excess of $100,000 in the aggregate to any officer or director of FFC, or to any other entity in which FFC has an interest;

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(ii)  contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days' or more notice;

(iii)  contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its or their assets or properties;

(iv)  contracts (including, without limitation, leases of real property) calling for an aggregate purchase price or payments in any one (1) year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts);

(v)  contracts relating to the acquisition by FFC of any operating business of, or the disposition of any operating business by, any other person;

(vi)  executory contracts relating to the disposition or acquisition of any investment or of any interest in any person;

vii) joint venture contracts or agreements;

(viii) contracts under which FFC agrees to indemnify any party, other than in the ordinary course of business or in amounts not in excess of $100,000 or to share tax liability of any party;

(ix)  contracts containing covenants of FFC not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with FFC in any line of business or in any geographical area;

(x)  contracts for or relating to computers, computer equipment, computer software or computer services; or

(xi)  contracts relating to the borrowing of money by FFC or the direct or indirect guarantee by FFC of any obligation for, or an agreement by FFC to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

(A) any contract with respect to lines of credit;

(B)  any contract to advance or supply funds to any other person other than in the ordinary course of business;

(C)  any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered;

(D)  any keep-well, make-whole or maintenance of working capital or earnings or similar contract; or

(E)  any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

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(xii)  any other material contract whether or not made in the ordinary course of business.

Section 5.11           Operations of FFC During the last ninety (90) days prior to the date hereof, FFC has not:

(b)  issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of its capital stock or any bonds, notes, debentures or other evidence or indebtedness;

(c)  declared or paid any dividends or declared or made any other distributions of any kind to its shareholders; or

(d)  made any loan or advance to any of its shareholders or to any of its directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business.

Section 5.12.          Material Information. This Agreement, the Schedules attached hereto and all other information provided, in writing, by FFC or representatives thereof to VEST, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions, which have not been disclosed to VEST in writing which, individually or in the aggregate, could have a material adverse effect on FFC or a material adverse effect on the ability of FFC to perform any of its obligations pursuant to this Agreement.

Section 5.13.          Brokerage. No broker or finder has acted, directly or indirectly, for FFC nor did FFC incur any finder's fee or other commission, in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS OF VESTIAGE, INC.

Section 6.01.          Conduct of Businesses in the Ordinary Course. From the date of this Agreement to the Closing Date, VEST shall conduct its respective business substantially in the manner in which it is currently conducted.

Section 6.02.          Preservation of Permits and Services. From the date of this Agreement to the Closing Date, VEST shall preserve any permits and licenses in full force and effect and to keep available the services, and preserve the goodwill, of its present managers, officers, employees, agents, and consultants.

Section 6.03.          Conduct Pending the Closing Date. From the date of this Agreement to the Closing Date: (a) VEST shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article V shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (b) VEST shall promptly notify FFC of any event, condition or circumstance that would constitute a violation or breach of this Agreement by VEST.

Section 6.04.          Corporate Examinations and Investigations. Prior to the Closing Date, FFC shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, liabilities, properties, business and operations of VEST, and such examination of the books, records, tax returns, results of operations and financial condition of VEST. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and VEST and their employees and representatives, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

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ARTICLE VII

COVENANTS AND AGREEMENTS OF FUN FITNESS CORPORATION

Section 7.01.          Conduct of Businesses in the Ordinary Course. From the date of this Agreement to the Closing Date, FFC shall conduct its businesses substantially in the manner in which it is currently conducted and shall not enter into any contract described in Section 4.10 or undertake any of the actions specified in Sections 4.11.

Section 7.02           Preservation of Permits and Services . From the date of this Agreement to the Closing Date, FFC shall preserve any permits and licenses in full force and effect and to keep available the services, and preserve the goodwill, of its present managers, officers, employees, agents, and consultants.

Section 7.03.           Conduct of FFC Pending the Closing. From the date hereof through the Closing Date:

(a)  FFC shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article IV shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and

(b)  FFC shall promptly notify the Sellers of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by FC.

Section 7.04.          Corporate Examinations and Investigations. Prior to the Closing Date, the Seller shall be entitled, through employees and representatives, to make any investigation of the assets, liabilities, properties, business and operations of FFC; and such examination of the books, records, tax returns, results of operations and financial condition of FFC. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and GLIF and its employees and representatives shall cooperate fully with such representatives in connection with such reasonable review and examination.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION OF VESTIAGE, INC. TO CLOSE

The obligations of VEST to be performed by it at the Closing pursuant to this Agreement are subject to the fulfillment on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 8.01.          Representations and Covenants.

(a)  The representations and warranties of VEST contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b)  VEST shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with on or before the Closing Date. The Buyer shall have delivered to FFC a book entry certificate, dated the Closing Date, and signed by Rhonda Keaveney to the foregoing effect.

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Section 8.02.          Governmental Permits and Approvals.

(a)  All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by VEST to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and FFC shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b)  There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 8.03.           Third Party Consents. All consents, permits and approvals from parties to contracts with PIVN that may be required in connection with the performance by FFC hereunder or the continuance of such contracts in full force and effect after the Closing Date, shall have been obtained.

Section 8.04.          Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on VEST or on VEST Shares.

Section 8.05           Closing Documents. VEST shall have executed and delivered the documents described in Section 2.04 above.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION OF FUN FITNESS CORPORATION TO CLOSE

The obligations of the Sellers to be performed at the Closing pursuant to this Agreement are subject to the fulfillment, on or before the Closing Date, of each the following conditions, any one or more of which may be waived by him, to the extent permitted by law:

Section 9.01.          Representations and Covenants. (a) The representations and warranties of FFC contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b) FFC shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. FFC shall have delivered to Buyer a book entry certificate dated the Closing Date, and signed by an authorized signatory of FFC to the foregoing effect.

Section 9.02.          Governmental Permits and Approvals.

(a)  All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by FFC to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and VEST shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

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(b)  There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 9.03.          Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on FFC.

Section 9.04.          Closing Documents. FFC shall have executed and delivered the documents described in Section 2.03 above.

ARTICLE X

TERMINATION

Section 10.01.        Termination.

(a)  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Share Exchange and the other transactions contemplated by this Agreement shall be abandoned at any time prior to the Closing:

(i)  by mutual written consent of Seller and Buyer;

(ii)  by either the Seller or Buyer in the event that a temporary restraining order, preliminary or permanent injunction or other judicial order preventing the consummation of the Share Exchange or any of the other transactions contemplated hereby shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to have such order, injunction or other order vacated;

(iii)  if VEST is not then in material breach of this Agreement and if there shall have been any breach by Seller (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article VIII, and (B) shall not have been cured within thirty (30) days following receipt by Seller of written notice of such breach, or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30-day period and Seller is diligently pursuing such cure;

(iv)  by Seller if he is not then in material breach of this Agreement and if there shall have been any breach by VEST (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article IX, and (B) shall not have been cured within thirty (30) days following receipt by VEST of written notice of such breach; or

(v)  by either Party if the Closing has not occurred on or prior to December 5, 2022 for any reason other than delay or non-performance of the Party seeking such termination.

(b)  In the event of termination by Seller or Buyer pursuant to this Section 10.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

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Section 10.02.        Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 10.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 10.01 and this Section 10.02; and (ii) Section 11.01 relating to publicity. Nothing in this Section 10.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

MISCELLANEOUS

Section 11.01.        Public Notices. The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no Party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Section 11.02.        Time. Time shall be of the essence hereof.

Section 11.03.        Notices. Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or faxed to the Party to whom it is given or, if mailed, by prepaid registered mail addressed to such Party at:

Buyers and Sellers are located at the same address:

7339 E. Williams Drive, Unit 26496

Scottsdale, AZ 85255

or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this article. Any notice mailed shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing unless at the time of mailing or within five (5) Business Days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary and usual course, in which case any notice shall only be effectively given if actually delivered or sent by telecopy. Any notice delivered or faxed to the Party to whom it is addressed shall be deemed to have been given and received on the Business Day next following the day it was delivered or faxed.

Section 11.04.        Severability . If a court of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 11.05.        Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof.

Section 11.06.         Further Assurances. The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

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Section 11.07.        Waiver. Except as provided in this Article, no action taken or inaction pursuant to this Agreement will be deemed to constitute a waiver of compliance with any warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature. No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 11.08.        Counterparts. This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument and shall be valid and enforceable.

Section 11.09         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida. The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of Arizona by virtue of a failure to perform an act required to be performed in the State of Florida. The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Florida for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Florida has been brought in an inconvenient forum. With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

IN WITNESS WHEREOF the Parties hereto have set their hand and seal as of the day and year first above written.

Vestiage, Inc.

_____________________________

By its: CEO

Rhonda Keaveney

Fun Fitness Corporation

_____________________________

By its: CEO

Rhonda Keaveney

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